Free Writing Prospectus
Filed Pursuant to Rule 433
Relating to Preliminary Prospectus Filed April  21, 2008
Registration Statement No. 333-147993

 Digital Domain
Free Writing Prospectus Dated May 5, 2008

The information in this free writing prospectus supplements the information contained in, and should be read together with, the preliminary prospectus included in Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-147993) filed by Digital Domain with the Securities and Exchange Commission (the “SEC”) on April 21, 2008 (the “Preliminary Prospectus”).

On April 29, 2008, VFX World published an article in its online edition referencing Digital Domain and the offering of securities to which the Preliminary Prospectus relates, which contains the following statement attributed to Mark Miller, Digital Domain’s President and Chief Executive Officer: “Along with generating sufficient interest among investors to have allowed us to complete our IPO at an attractive valuation, Digital Domain's road show also exposed the company to a new set of private investors. We've actually received offers from private equity firms that exceed the amount we aimed to raise with the IPO, and we're evaluating everything that has been presented. Ultimately, Digital Domain's goal is to execute on our strategy. We're leaning toward remaining private at this point but we're leaving the option of an IPO open while we evaluate everything that has been presented to us.” This statement contains all the information provided to VFX World by Digital Domain in connection with this article.

This article was not prepared by Digital Domain and, with the exception of the statement attributed directly to Mr. Miller therein, constitutes the author’s opinion, which is not necessarily endorsed or adopted by Digital Domain.

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The issuer has filed a registration statement (including a prospectus) with the SEC (File No. 333-147993) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free Thomas Weisel Partners LLC at 1-888-267-3700 or Oppenheimer & Co. Inc. at 1-866-895-5637.